UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2012 (March 30, 2012)

COMMUNITY FIRST, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49966	04-3687717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South James M. Campbell Blvd. Columbia, TN		38401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (931) 380-2265

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 30, 2012, Community First Bank and Trust (the “Bank”), a wholly-owned subsidiary of Community First Inc. (the “Company”), completed the sale of certain assets and transferred certain liabilities relative to the Bank’s branch office located at 1950 Old Fort Parkway, Murfreesboro, Tennessee 37129 (the “Murfreesboro Branch”), pursuant to the Purchase and Assumption Agreement (the “Agreement”), dated December 28, 2011, between the Bank and Southern Community Bank, a Tennessee state-chartered bank (“Southern Community”). Pursuant to the Agreement, the Bank sold approximately $7.1 million in loans and approximately $298,000 in other assets associated with the operation of the Murfreesboro Branch. Southern Community also assumed substantially all of the deposit liabilities associated with the Murfreesboro Branch (which totaled approximately $34.3 million at the time of the closing) and assumed the Bank’s lease on the Murfreesboro Branch location. The final amounts of assets sold and liabilities transferred are subject to a customary post-closing adjustment, which is expected to be determined within 30 days from the date of closing and is not expected to be material. Southern Community paid a premium of 4% on the deposit liabilities assumed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FIRST, INC.

By:	/s/ Dianne Scroggins
Name:	Dianne Scroggins
Title:	Chief Financial Officer

Date: April 4, 2012